Results of
           Meeting of Shareholders

RIVERSOURCE STRATEGY AGGRESSIVE FUND

REGULAR MEETING OF SHAREHOLDERS HELD ON FEB. 15, 2006

(UNAUDITED)

A brief description of each proposal voted upon at the meeting and the votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to each proposal is set forth below. A vote is based on total dollar interest in a fund.

Approve the Agreement and Plan of Reorganization

        Affirmative          Against            Abstain       Broker Non-votes

      347,324,840.51      13,687,331.02      11,537,811.21        65,362.85

Election of Board Members
                                         Affirmative                Withhold

    Kathleen Blatz                     354,805,041.81             17,810,303.78

    Arne H. Carlson                    353,061,088.69             19,554,256.90

    Patricia M. Flynn                  355,197,890.59             17,417,455.00

    Anne P. Jones                      352,993,844.73             19,621,500.86

    Jeffrey Laikind                    354,401,725.17             18,213,620.42

    Stephen R. Lewis, Jr.              355,294,337.62             17,321,007.97

    Catherine James Paglia             354,758,170.89             17,857,174.70

    Vikki L. Pryor                     355,314,390.98             17,300,954.61

    Alan K. Simpson                    351,385,177.86             21,230,167.73

    Alison Taunton-Rigby               354,733,298.54             17,882,047.05

    William F. Truscott                355,243,876.18             17,371,469.41


Approve an Amendment to the Articles of Incorporation

        Affirmative          Against            Abstain       Broker Non-votes

      343,585,282.44      17,059,827.55      11,904,872.75        65,362.85

Approve an Investment Management Services Agreement with RiverSource Investments, LLC

        Affirmative          Against            Abstain       Broker Non-votes
      343,612,763.35      16,405,291.80      12,531,927.59        65,362.85